                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                                  Dynamex Inc.
                              --------------------
                                (Name of Issuer)

                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)

                                    26784F103
                                ----------------
                                 (CUSIP Number)

                                December 31, 2003
            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             [X] Rule 13d-1(b)

             [_] Rule 13d-1(c)

             [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act (the "Act") or otherwise subject to the liabilities of that section of the Act but shall to all other provisions of the Act (however, see the Notes).

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CUSIP No. 26784F103
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of above persons (entities only).

     Talon Asset Management, Inc.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     Not applicable.
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Illinois corporation
--------------------------------------------------------------------------------
Number of        5.    Sole Voting Power:        None
Shares Benef-
                 ---------------------------------------------------------------
icially owned    6.    Shared Voting Power:      647,592
by Each
                 ---------------------------------------------------------------
Reporting        7.    Sole Dispositive Power:   None
Person With:
                 ---------------------------------------------------------------
                 8.    Shared Dispositive Power: 647,592

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     647,592
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     Not applicable.
--------------------------------------------------------------------------------
11.  Percent of Class represented by Amount in Row (9)

     5.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IA
--------------------------------------------------------------------------------

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CUSIP No. 26784F103
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of above persons (entities only).

     Talon Opportunity Partners, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     Not applicable.
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware limited partnership
--------------------------------------------------------------------------------

Number of        5.    Sole Voting Power:        None
Shares Benef-
                 ---------------------------------------------------------------
icially owned    6.    Shared Voting Power:      535,100
by Each
                 ---------------------------------------------------------------
Reporting        7.    Sole Dispositive Power:   None
Person With:
                 ---------------------------------------------------------------
                 8.    Shared Dispositive Power: 535,100

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     535,100
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     Not applicable.
--------------------------------------------------------------------------------
11.  Percent of Class represented by Amount in Row (9)

     4.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

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CUSIP No. 26784F103
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of above persons (entities only).

     Talon Opportunity Managers, L.L.C.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     Not applicable.
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Illinois limited liability company
--------------------------------------------------------------------------------
Number of        5.    Sole Voting Power:        None
Shares Benef-
                  --------------------------------------------------------------
icially owned    6.    Shared Voting Power:      535,100
by Each
                  --------------------------------------------------------------
Reporting        7.    Sole Dispositive Power:   None
Person With:
                  --------------------------------------------------------------
                 8.    Shared Dispositive Power: 535,100

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     535,100
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     Not applicable.
--------------------------------------------------------------------------------
11.  Percent of Class represented by Amount in Row (9)

     4.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------------

Item 1.
     (a)    Name of Issuer:
                    Dynamex Inc.

     (b)    Address of Issuer's Principal Executive Offices
                    1870 Crown Drive
                    Dallas, TX  75234

Item 2.
     (a)    Name of Person Filing
            (i) Talon Asset Management, Inc., manager of Talon Opportunity Managers, L.L.C.
            (ii)    Talon Opportunity Partners, L.P.
            (iii) Talon Opportunity Managers, L.L.C., the general partner of Talon Opportunity Partners, L.P.

     (b)    Address of Principal Business Office (i)-(iii):
                    One North Franklin
                    Suite 900
                    Chicago, IL 60606

     (c)    Citizenship
            (i)     Illinois corporation
            (ii)    Delaware limited partnership
            (iii)   Illinois limited liability company

     (d)    Title of Class of Securities
                    Common Stock

     (e)    CUSIP Number
                    26784F103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person is filing is a:

     (a)    ---     Broker or dealer registered under section 15 of the Act
     (b)    ---     Bank as defined in section 3(a)(6) of the Act
     (c)    ---     Insurance Company as defined in section 3(a)(19) of the Act
     (d)    ---     Investment company registered under section 8 of the
                    Investment Company Act of 1940
     (e)     X      An investment adviser in accordance with Rule
            ---
                    13d-1(b)(1)(ii)(E)
     (f)            An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F)
     (g)    ---     A parent holding company or control person in accordance
                    with Rue 13d-1(b)(1)(ii)(G)
     (h)    ---     A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act
     (i)    ---     A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment
                    Company Act of 1940
     (j)            Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4. Ownership
     (a)    Amount beneficially owned
                    Talon Asset Management, Inc.             647,592
                    Talon Opportunity Partners, L.P.         535,100
                    Talon Opportunity Managers, L.L.C.       535,100
     (b)    Percent of class
                    Talon Asset Management, Inc.             5.8% (based on
                                                             11,248,617 shares
                                                             outstanding as of
                                                             December 5, 2003)

                    Talon Opportunity Partners, L.P.         4.8% (based on
                                                             11,248,617 shares
                                                             outstanding as of
                                                             December 5, 2003)
                    Talon Opportunity Managers, L.L.C.       4.8% (based on
                                                             11,248,617 shares
                                                             outstanding as of
                                                             December 5, 2003)

     (c)    Number of shares as to which

            Talon Asset Management, Inc. has:
                    (i)     Sole power to vote or to direct the vote: None
                    (ii)    Shared power to vote or to direct the vote: 647,592
                    (iii) Sole power to dispose or to direct the disposition of: None
                    (iv) Shared power to dispose or to direct the disposition of: 647,592
            Talon Opportunity Partners, L.P. has:
                    (i)     Sole power to vote or to direct the vote: None
                    (ii)    Shared power to vote or to direct the vote: 535,100
                    (iii) Sole power to dispose or to direct the disposition of: None
                    (iv) Shared power to dispose or to direct the disposition of: 535,100
            Talon Opportunity Managers, L.L.C. has:
                    (i)     Sole power to vote or to direct the vote: None
                    (ii)    Shared power to vote or to direct the vote: 535,100
                    (iii) Sole power to dispose or to direct the disposition of: None
                    (iv) Shared power to dispose or to direct the disposition of: 535,100

Item 5.  Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         As the date hereof, Talon Opportunity Partners, L.P. and Talon Opportunity Managers, L.L.C. have ceased to be the beneficial owners of more than five percent of the class of securities. Talon Asset Management, Inc. continues to hold more than five percent of the class of securities.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         The shares reported herein by Talon Asset Management, Inc. ("Talon") are either (a) held on behalf of discretionary clients of Talon Asset Management, Inc. or (b) held on behalf of Talon Opportunity Partners, L.P. , as manager of Talon Opportunity Managers, L.L.C., the general partner of Talon Opportunity Partners, L.P. To the knowledge of Talon, no client has the right to receive dividends or direct the proceeds from the sale of interests relating to more than 5% of the class. From time to time, Talon Opportunity Partners, L.P. may make distributions of partnership income to limited partners, none of which has an interest relating to more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
         Not applicable.

Item 8.  Identification and Classification of Members of the Group
         Not applicable.

Item 9.  Notice of Dissolution of the Group
         Not applicable.

Item 10. Certification

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By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2004
-----------------
      Date

                                          TALON ASSET MANAGEMENT, INC.

                                          /s/ Alan Wilson
                                          --------------------------------------
                                          Signature

                                          Alan Wilson/President
                                          --------------------------------------
                                          Name/Title



                                          TALON OPPORTUNITY PARTNERS, L.P.

                                          By: Talon Opportunity Managers, L.L.C.
                                          Its General Partner

                                          By: Talon Asset Management, Inc.
                                          Its Manager

                                          /s/ Alan Wilson
                                          --------------------------------------
                                          Signature

                                          Alan Wilson/President
                                          --------------------------------------
                                          Name/Title



                                          TALON OPPORTUNITY MANAGERS, L.L.C.

                                          By: Talon Asset Management, Inc.
                                          Its Manager

                                          /s/ Alan Wilson
                                          --------------------------------------
                                          Signature

                                          Alan Wilson/President
                                          --------------------------------------
                                          Name/Title

                                                                       EXHIBIT A

                             Joint Filing Agreement

Talon Asset Management, Inc. (an investment adviser registered under the Investment Advisers Act 1940), Talon Opportunity Partners, L.P., a Delaware limited partnership and Talon Opportunity Managers, L.L.C., an Illinois limited liability company, and hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached, and any amendments thereto which may be deemed necessary.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated: February 17, 2004

                                          TALON ASSET MANAGEMENT, INC.

                                          /s/ Alan Wilson
                                          --------------------------------------
                                          Signature

                                          Alan Wilson/President
                                          --------------------------------------
                                          Name/Title



                                          TALON OPPORTUNITY PARTNERS, L.P.

                                          By: Talon Opportunity Managers, L.L.C.
                                          Its General Partner

                                          By: Talon Asset Management, Inc.
                                          Its Manager

                                          /s/ Alan Wilson
                                          --------------------------------------
                                          Signature

                                          Alan Wilson/President
                                          --------------------------------------
                                          Name/Title



                                          TALON OPPORTUNITY MANAGERS, L.L.C.

                                          By: Talon Asset Management, Inc.
                                          Its Manager

                                          /s/ Alan Wilson
                                          --------------------------------------
                                          Signature

                                          Alan Wilson/President
                                          --------------------------------------
                                          Name/Title